Exhibit 99.1

LPCN 1144 (Oral Testosterone Undecanoate) Resolves Non-Alcoholic Fatty Liver Disease

Michael Charlton1, Arun J. Sanyal2, Kilyoung kim3, Jonathan Baker3, Kongnara Papangkorn3, Nachiappan Chidambaram3, Mahesh V. Patel3, Somaya Albhaisi4

1.	University of Chicago Medicine, Chicago, IL, USA.
2.	Div. of Gastroenterology, Hepatology and Nutrition, Dept. of Internal Medicine, VCU, Richmond, VA, USA
3.	Lipocine Inc., Salt Lake City, UT, USA.
4.	Dept of Internal Medicine, VCU, Richmond, VA, USA

Background: Hypogonadism, defined by low circulating testosterone (T) levels, is increasingly recognized in association with metabolic syndrome, the principal risk factor for nonalcoholic fatty liver disease (NAFLD). Low T states are also common in males with NAFLD. The impact of T replacement on histological, metabolic and PRO features of NAFLD is, however, unknown.

Aims: To determine (1) the prevalence of NAFLD in hypogonadal males, and (2) the effect of T-replacement on NAFLD in hypogonadal males.

Methods: A multicenter open label single-arm 16-week study of LPCN 1144, a testosterone prodrug, in hypogonadal males (n=138) was performed with a subset (n=36) participating in liver fat assessment (NCT 03868059). Liver fat was assessed by MRI-PDFF and liver injury from AST, ALT and GGT. NAFLD resolution was defined by MRI-PDFF ≥ 5% from baseline to end of study < 5%. The effects of LPCN 1144 on liver enzymes were observed in the study of androgen replacement (SOAR) (NCT 02081300).

Results: (1) Prevalence in hypogonadal males: NAFLD prevalence, defined by MRI-PDFF ≥5% was 66%. (2) Effect of LPCN 1144 on NAFLD: PDFF normalized in 33% of subjects at 8 weeks (mean relative reduction (RR): 45%) and 48% (mean RR: 55%) by 16 weeks after starting LPCN 1144. The reduction in liver fat was greatest in those with highest baseline liver fat (BL≥ 5%: 71%, BL≥8%: 80%, BL≥10%: 75%). Normalization rate of ALT and GGT were 100% and 50% of LPCN-1144 treated patients respectively. Those with BL PDFF ≥8%, (n=10) had greater reduction in AST (mean change: -2.5 U/L vs +0.3 U/L), ALT (-2.0 U/L vs -0.5 U/L) and GGT (-15.4 U/L vs -7.1 U/L) compared to the population as a whole. Similar findings were observed with the SOAR trial with normalization of liver enzymes in subjects with elevated liver markers (ALT 52%, AST 50%, GGT 31%, and ALP 67%). The study drug was well-tolerated, reduced serum LDL, and had a minimal effect on blood pressure in NAFLD subjects. No major adverse events occurred with the use of the study drug.

Conclusions: Male hypogonadism is associated with NAFLD. Administration of the T-prodrug LPCN 1144 resolved NAFLD in half of treated patients and normalized liver injury markers in those with elevated levels. LPCN 1144 was well tolerated. These results warrant further assessment of LPCN 1144 for the treatment of NASH in males with low T levels.